Exhibit 99.1

NEWS RELEASE
Contacts:	Jeff Galow, 713/877-5327
Valerie Calvert, 713/877-5305

Quanex Corporation Quarterly Update – Fiscal Second Quarter 2004

Upward Revision to Second Quarter Guidance Based on Stronger Demand

Houston, Texas, April 6, 2004 - Quanex Corporation (NYSE:NX), an industry-leading manufacturer of value added engineered materials and components for the Vehicular Products and Building Products markets, announced today that it expects to report second quarter diluted earnings per share from continuing operations in the range of $.55 to $.65 when it announces results on June 3, 2004.  The Company’s current earnings guidance is up markedly from its previous guidance of February 26, 2004.  Quanex is experiencing very strong demand across all its businesses and it expects “same store” shipments for the quarter to be significantly higher than expectations in both February and versus the prior year.  The earnings outlook includes the first full fiscal quarter results from its acquisitions of MACSTEEL Monroe and TruSeal Technologies.

The Vehicular Products segment, which includes MACSTEEL, Piper Impact and Temroc Metals, expects much higher shipments and lower operating income, including Monroe’s results, when compared to last year’s second quarter.  The primary market drivers for the segment are North American light vehicle builds and heavy duty truck builds.  Light vehicle builds remain steady while medium and heavy duty truck builds continue to exceed year ago figures.  MACSTEEL expects to report significantly higher “same store” shipments versus a year ago.  MACSTEEL’s operating income will be down from a year ago due to higher scrap costs.  However, a moderation of scrap costs in April will allow MACSTEEL to partially recover some of its recently experienced margin erosion.  Operating performance and results at MACSTEEL Monroe continue to exceed the Company’s expectations.

The Building Products segment, which includes Engineered Products and Nichols Aluminum, is expected to report much higher sales and operating income, including TruSeal’s results, versus last year’s second quarter.  The primary market drivers for the segment are housing starts and remodeling expenditures.  Customer demand in the Building Products segment is weather sensitive, and this year’s relatively mild winter season has not curtailed construction activity nearly as much as it did a year ago.  Engineered Products, without TruSeal, expects to report higher sales and operating income compared to the year ago period.  Nichols Aluminum is also expected to report improved results for the quarter versus a year ago.  Margins are improving as pricing in the industry firms, consistent with a very buoyant aluminum sheet market.  TruSeal’s earnings continue to surpass previous projections.

Quanex expects the light vehicle build rate for calendar 2004 to be in line with last year and for heavy duty truck production to continue ramping up.  Both housing starts and remodeling expenditures are expected to be about flat to last year’s robust levels and the Company believes that its underlying market fundamentals remain excellent.

Statements that use the words “expect,” “should,” “could,” “will,” “might,” or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing of December 29, 2003 under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

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